EXHIBIT 11

                              MODERN CONTROLS, INC.

                   COMPUTATION OF NET INCOME PER COMMON SHARE

                                   Three Months Ended          Nine Months Ended
                                      September 30,              September 30,
                                ------------------------    ------------------------
                                   1998          1997          1998          1997
                                ----------    ----------    ----------    ----------
BASIC


Average shares outstanding       6,289,805     6,419,246     6,396,186     6,414,999
                                ==========    ==========    ==========    ==========


Net income                      $  716,370    $  944,879    $1,612,742    $2,789,536
                                ==========    ==========    ==========    ==========


Basic per share amounts         $     0.11    $     0.15    $     0.25    $     0.43
                                ==========    ==========    ==========    ==========



DILUTED


Average shares outstanding       6,289,805     6,419,246     6,396,186     6,414,999

Net effect of dilutive stock
options - based on the
treasury stock method               18,123        86,010        48,650        59,777
                                ----------    ----------    ----------    ----------

Total                            6,307,928     6,505,256     6,444,836     6,474,776
                                ==========    ==========    ==========    ==========


Net income                      $  716,370    $  944,879    $1,612,742    $2,789,536
                                ==========    ==========    ==========    ==========


Diluted per share amounts       $     0.11    $     0.15    $     0.25    $     0.43
                                ==========    ==========    ==========    ==========


                                      -10-